Exhibit 99.1

May 12, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Appointment of Chief Financial Officer

Tulsa, Okla - (BUSINESS WIRE) - May 12, 2004 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. announces that Stephen Hoelscher has been elected Chief Financial Officer for EnXnet, Inc. Mr. Hoelscher is a Certified Public Accountant and has 22 years of accounting and auditing experience. Mr. Hoelscher has been providing accounting consulting services to the Company since January 2001. Prior to joining the Company, Mr. Hoelscher has been the Chief Financial Officer for Mastodon Ventures, Inc., a financial consulting business in Austin, Texas from 2000 to 2004. Mr. Hoelscher will continue his work with Mastodon but does not anticipate it will interfere with his work for the Company. Mr. Hoelscher was also the Controller for Aperian, Inc. an Austin, Texas based publicly traded company from 1997 to 2000. Prior to joining Aperian, he was the controller for Protos Software Company in Georgetown, Texas from 1996 to 1997. Mr. Hoelscher was Audit Manager with Brown, Graham and Company, P.C. from 1989 to 1996. Mr. Hoelscher received a Bachelor of Business Administration from West Texas A&M University (formerly West Texas State University) in Canyon, Texas in 1981.

Ryan Corley, President of EnXnet, Inc., had this to say: "We are pleased to welcome Stephen on board. He will direct the financial affairs of the Company. His ability, many years of experience and wide contacts among the financial industry brings to the Company the necessary tools to properly manage the financial affairs of the Company."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com